Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in ROC Energy Acquisition Corp’s Registration Statement on Form S-4 (the “Registration Statement”) of our report dated September 19, 2022, except for the effects of earnings (loss) per share discussed in Note 14 and subsequent events discussed in Note 15 to the consolidated financial statements, as to which the date is February 13, 2023, on our audits of the consolidated financial statements of Drilling Tools International Holdings, Inc. as of December 31, 2021 and 2020. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/WEAVER AND TIDWELL, L.L.P.
Oklahoma City, Oklahoma
February 14, 2023

Weaver and Tidwell, L.L.P.
499 West Sheridan Avenue, Suite 2450 | Oklahoma City, OK 73102
Main: 405.594.9200
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